                                                         Exhibit 99.1


                 THE PRODUCERS ENTERTAINMENT GROUP COMPLETES
                   ACQUISITION OF MEDIAWORKS INTERNATIONAL

      Los Angeles, July 16, 1998 - The Producers Entertainment Group ("TPEG"), a Los Angeles based television production and distribution company (NASDAQ:TPEG, BSE:TPG), has announced the consummation of the acquisition of 100% of the stock of MWI Distribution, Inc. (dba MediaWorks International) for consideration consisting of shares of common stock of TPEG, up to a maximum value of $6.5 million.

      MediaWorks, also based in Los Angeles, is an international television and video distribution company specializing in the licensing of children's and family programming and animation.

      According to Irwin Meyer, CEO of TPEG, "MediaWorks puts us firmly into the international distribution business opening the door for us to expand our overall business in some of the fastest growing television markets in the world. By expanding its basic business into reality and dramatic programming, we believe that MediaWorks will contribute significantly to TPEG's overall long term business plan. We are also very excited about the addition of Craig Sussman and Tom Daniels to TPEG. As highly experienced executives in the international television distribution business they will unquestionably add significant depth to our management team".

      Craig Sussman and Tom Daniels, Co-Managing Directors, of MediaWorks, commented, "During this first year our business has grown at a rate greater than we anticipated. We are hopeful that this trend will continue in the coming year. By joining forces with TPEG, a publicly held company, we believe our opportunities for long term growth will be greatly enhanced."

      Meyer further stated, "It is also our intention to have MediaWorks become more actively involved in international co-production, increasing their ownership position in their growing library."

      Sussman will become the CEO and Daniels will become President of MediaWorks, which as a result of the acquisition will become a wholly owned subsidiary of TPEG. Daniels will also join TPEG's Board of Directors.

      MediaWorks is currently distributing numerous television series in the international market including Sony Wonder's "Enchanted Tales", "Rainbow Fish", "Wondrous Myths and Legends" and "Beginners Bible"; BMG's "Cabbage Patch Kids", "Felix the Cat" and "Reebok"; and, Landmark Entertainment's "Captain Power" and "Skeleton Warriors."

      TPEG recently reported record sales and earnings for the nine months ended March 31, 1998, of $18,276,403 and $482,084 respectively, which includes the results of Grosso-Jacobson Production, which was acquired last year.

      TPEG/Grosso-Jacobson currently have two series in development at Lifetime ("Arresting Women," "The Lottery Winner"), one at USA Network ("Knights of the Millennium"), one at ABC, as a co-production with Columbia Tri-Star ("Beneath The Robes"), and Rod Serling's "Stops Along The Way" at Tribune Entertainment.

      "Legion of Fire; Killer Ants," TPEG's recently broadcast (June 24) m.o.w. won the night for Fox Broadcasting. They recently completed "Floating Away" starring Rosanna Arquette, Paul Hogan and Judge Reinhold and directed by John Badham for Showtime and "The Passion of Ayn Rand" starring Helen Mirren, Peter Fonda, Eric Stoltz and Julie Delpy also for Showtime.

      TPEG/Grosso-Jacobson's current m.o.w. development slate includes three m.o.w.'s at USA Network based on books by Mary Higgins Clark, "The Wade Burnett Story" at ABC and "White Slave" at CBS.

      TPEG/Grosso-Jacobson maintains offices in Los Angeles, New York City and Toronto, Canada.

      With the exception of the historical information, the matters discussed above include forward-looking statements that involve risks and uncertainties. A number of factors could cause actual results to differ from those indicated, including the ability of TPEG to integrate the acquisition of MediaWorks successfully. Further, the results of operations of any particular period are not guarantees of future performance."



Irwin Meyer (213)634-8634



                                   3